                                                                     EXHIBIT 2.1



                               TABLE OF CONTENTS

                      AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG

                           EXSORBET INDUSTRIES, INC.
                                    (Parent)

                            LARCO ACQUISITION, INC.
                              (Merger Subsidiary)

                                      AND

                       LARCO ENVIRONMENTAL SERVICES, INC.
                                    (Target)


ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.1  THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.2  CERTIFICATE OF INCORPORATION AND BY-LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.3   CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.4  EFFECTIVE TIME OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.5  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

FURTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.1  DIRECTOR APPOINTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.2  DEBT OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1  GENERAL STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.2     REPRESENTATIONS OF THE MERGER SUBSIDIARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (a)  ORGANIZATION OF THE MERGER SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
                 (b)  AUTHORIZATION OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (c)  NONCONTRAVENTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (d)  BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (e)  INVESTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.3  REPRESENTATIONS OF THE CONTROLLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (a)  ORGANIZATION OF TARGET  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (b)  CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                 (c)  AUTHORIZATION OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (d)  NONCONTRAVENTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (e)  BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (f)  INVESTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (g)  ASSETS OF THE TARGET  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (h)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (I)  FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (j)  SUBSEQUENT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (k)  UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (l)  LEGAL COMPLIANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (m)  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (n)  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (o)  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (p)  NOTES AND ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (q)  POWERS OF ATTORNEY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (r)  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (s)  LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (t)  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (u)  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (v)  GUARANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (w)  ENVIRONMENT, HEALTH, AND SAFETY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.1  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (a)  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (b)  LITIGATION SUPPORT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (c)  TRANSITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (d)  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.1  SPECIFIC INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE PARENT . . . . . . . . . . . . . . . . . . . . .  19
         5.2  GENERAL INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE PARENT  . . . . . . . . . . . . . . . . . . .  20
         5.3  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE CONTROLLING SHAREHOLDERS  . . . . . . . . . . . . . . . .  20
         5.4  MATTERS CONCERNING INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2  WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.1  NO THIRD PARTY BENEFICIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.2  ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.3  SUCCESSION AND ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.4  COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.5  HEADINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.6  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.7  SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.8  EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.9  CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.10 INCORPORATION OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.12  KNOWLEDGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                      AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG

                           EXSORBET INDUSTRIES, INC.
                                    (Parent)

                            LARCO ACQUISITION, INC.
                              (Merger Subsidiary)

                                      AND

                       LARCO ENVIRONMENTAL SERVICES, INC.
                                    (Target)

         This Agreement and Plan of Reorganization (the "Agreement"), is made this 26th day of June, 1996, by and among EXSORBET INDUSTRIES, INC., an Idaho corporation (the "Parent"), LARCO ACQUISITION, INC., an Arkansas corporation and a wholly-owned subsidiary of Parent (the "Merger Subsidiary"), LARCO ENVIRONMENTAL SERVICES, INC., a Louisiana corporation (the "Target") and Larry Woodcock and Marilyn Woodcock (the "Controlling Shareholders"), and provides for the Target to become a wholly-owned subsidiary of the Parent by the merger of the Merger Subsidiary with and into the Target and for the shareholders of the Target by such merger, to become shareholders instead of the Parent. The Parent, the Merger Subsidiary, the Target and the Controlling Shareholders are referred to collectively herein as the "Parties."

                                    RECITALS

         WHEREAS, the Parent desires to acquire, on the terms and subject to the conditions reflected below, the stock of the Target; and

         WHEREAS, the Target believes that it is desirable to become a wholly-owned subsidiary of the Parent as provided below:

         WHEREAS, the requisite Boards of Directors have approved the acquisition of Target by Parent.

         WHEREAS, the requisite Boards of Directors have approved the merger of Merger Subsidiary into Target (the "Merger"), pursuant to the Agreement of Merger set forth in Exhibit 1.1 hereto ("Merger Agreement") and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the States of Arkansas and Louisiana, which permit such Merger.

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         WHEREAS, each of the Parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

         NOW, THEREFORE, THE PARTIES TO THIS PLAN OF REORGANIZATION AND AGREEMENT do hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.4) and subject to the terms and conditions of this Agreement and the Merger Agreement, Merger Subsidiary will merge with and into the Target by the filing with the Secretary of State of the State of Louisiana and, the Secretary of State of the State of Arkansas, of the fully executed Merger Agreement, in a form identical in all material respects to that attached hereto as Exhibit 1.1, or, if permitted, a certificate of merger in lieu thereof ("Certificate of Merger") and such other documents as may be required by applicable law to effectuate the Merger, (1) each share of common stock of the Target outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof be, transformed and converted into the right to receive, upon surrender of the certificate for such share of the common stock of the Target, the Consideration (as defined in Section 1.3 below), without interest or any similar payment thereon or with respect thereto; (2) each share of common stock of the Merger Subsidiary outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof be transformed and converted into 3.333 shares of the Common Stock of the Target, so that thereafter the Parent will be the sole and exclusive owner of equity securities of the Target; (3) the officers of the Target immediately prior to the effectiveness of the Merger will continue to hold such offices after the effectiveness of the Merger, and thereafter subject at all times to the discretion of the board of directors of the Target; (4) the board of directors of the Target immediately prior to the effectiveness of the Merger will continue to hold such positions after the effectiveness of the Merger; (5) the Target, as the surviving corporation of the Merger (the "Surviving Corporation") shall be the owner of all the business, assets, rights and other attributes theretofore held by either the Merger Subsidiary or the Target; and
(6) the name of the Target shall thereafter be the same as that of the Target prior to the Merger.

         1.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-Laws of the Target as in effect immediately prior to the effective time shall be the Articles of Incorporation and By-Laws of the Incorporation after the Effective Time.

         1.3   CONSIDERATION.   Pursuant to the Merger, each holder of shares
of common stock of the Target immediately prior to the Merger shall be entitled to receive, from and after the effectiveness of the Merger, in respect of each share of common stock of the Target outstanding immediately prior to the Merger owned by such holder (and upon surrender of the certificate(s) therefor, duly endorsed and in all respects and in proper form for transfer), his or her pro rata share of the Consideration. The term "Consideration" for purposes of this Agreement shall mean the 1,152,021 shares of common stock of the Parent, into which each share of common stock of the Target outstanding immediately prior to the consummation of the Merger will be converted by reason of the Merger. All stock issued by the Parent shall be subject to Rule 144 of the United States Securities and Exchange Commission.

         1.4 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a duly certified and acknowledged copy of the Merger Agreement, or a certificate of merger (the "Certificate of Merger") duly prepared, executed and acknowledged by Merger Subsidiary and the Target, shall be delivered to the Secretary of State of the State of Louisiana and Arkansas for filing, as provided under the applicable law of such states, on the Closing Date (as defined in Section 1.5). The Merger shall become effective upon the filing of the Merger Agreement or the Certificate of Merger with the Secretaries of State of the States of Louisiana and Arkansas or at such time thereafter as is provided in the Merger Agreement or the Certificate of Merger pursuant to the mutual agreement of Parent and Target (the "Effective Time").

         1.5 CLOSING. The closing of the Merger (the "Closing") will take place on June 26, 1996 and the Certificate of Merger will be filed as soon as practicable after the Closing.

                                   ARTICLE II

                               FURTHER AGREEMENTS

         2.1 DIRECTOR APPOINTMENT. Parent, through its current board of directors, will appoint Larry Woodcock to a position as a director on the board of directors of the Parent to take effect no later than June 30, 1996. Prior to such appointment, Parent will obtain directors and officers liability insurance.

         2.2 DEBT OBLIGATIONS. Parent shall be responsible for the liabilities of the Target, unless otherwise specified, and shall take all steps necessary to cause the Controlling Shareholders to be removed as guarantors of all Target debt and to cause any lenders to release the Controlling Shareholders from any personal obligations on Target debt. Parent shall not be responsible for any liability of Target in connection with the case of Rymel v. Larco described in Exhibit "G" hereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 GENERAL STATEMENT. The Parties make the representations and warranties to each other which are set forth in this Article III.

         3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY. Parent and Merger Subsidiary jointly and severally represent and warrant to Target and Controlling Shareholders, as of the date hereof and at the Effective Time, as follows:

         (a) ORGANIZATION OF THE MERGER SUBSIDIARY. Exsorbet Industries, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Idaho. Larco Acquisition, Inc. is a wholly owned subsidiary of Exsorbet Industries, Inc. and is duly organized, validly existing, and in good standing under the laws of the State of Arkansas.

         (b) AUTHORIZATION OF TRANSACTION. Each of the Parent and the Merger Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Parent and the Merger Subsidiary, enforceable in accordance with its terms and conditions. Neither the Parent nor the Merger Subsidiary need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Parent or the Merger Subsidiary are subject or any provision of their respective charter or bylaws.

         (d) BROKERS' FEES. Neither the Parent nor the Merger Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

         (e) INVESTMENT. The Parent (A) understands that the restricted common stock of the Target, which it will receive pursuant to the Merger, has not been, and will not be, registered under the Securities Act of 1933, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (B) is acquiring such restricted common stock solely for its own account for investment purposes, and not with a view to the distribution thereof; (C) is a sophisticated investor with knowledge and experience in business and financial matters; (D) has received certain information concerning the Target and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the restricted common stock; and (E) is able to bear the economic risk and lack of liquidity inherent in holding the restricted common stock.

         3.3 REPRESENTATIONS OF TARGET. Target and Controlling Shareholders jointly and severally represent and warrant to each of Parent and Merger Subsidiary as of the date hereof and at the Effective time, as follows:

         (a) ORGANIZATION OF TARGET. To the knowledge of Target and the Controlling Shareholders, Target is duly organized, validly existing, and in good standing under the laws of the State of Louisiana. To the knowledge of Target and the Controlling Shareholders, Target is duly authorized to conduct business in the states of Louisiana and Texas and has ICC licenses in Louisiana, Florida, Mississippi, Georgia, Arkansas, Tennessee and Oklahoma. To the knowledge of Target and the Controlling Shareholders, Target has full corporate power and authority to carry on the businesses in which it is engaged and to use the properties used by it. A list of the officers and directors of Target is attached hereto as Exhibit "A."

         (b) CAPITALIZATION. The entire authorized capital stock of Larco Environmental Services, Inc. consists of 1,000 shares, with 1,000 shares issued in the names of the Controlling Shareholders. All of the issued and outstanding shares of stock of all classes of the Target has been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Controlling Shareholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its stock of any class. Besides the stock appreciation rights in Larco Environmental Services of Baton Rouge, Inc. previously disclosed herein, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target. The Controlling Shareholders directly own all of the issued and outstanding stock of all classes of the Target, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Controlling Shareholders are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Controlling Shareholders to sell, transfer, or otherwise dispose of any stock of the Target (other than this Agreement). The Controlling Shareholders are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any stock of the Target.

         (c) AUTHORIZATION OF TRANSACTION. The Target and Controlling Shareholders have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Target and Controlling Shareholders, enforceable in accordance with its terms and
         conditions.   The Target and Controlling Shareholders need not give
         any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (d) NONCONTRAVENTION. To the knowledge of the Target and Controlling Shareholders, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Controlling Shareholders or the Target is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Controlling Shareholders or the Target is a party or by which either the Controlling Shareholders or the Target is bound or to which any of the assets of either the Controlling Shareholders or the Target is subject. The parties acknowledge disclosure of the agreement existing between Ron Barron and Larco Environmental Services of Baton Rouge, Inc.

         (e) BROKERS' FEES. The Target and Controlling Shareholders have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Merger Subsidiary could become liable or obligated.

         (f) INVESTMENT. The Target and Controlling Shareholders are acquiring the restricted common stock solely for their own account for investment purposes, and not with a view to the distribution thereof and have received certain information concerning Exsorbet Industries, Inc. and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the stock.

         (g) ASSETS OF THE TARGET. To the knowledge of the Target and Controlling Shareholders, the Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the most recent balance sheet or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the ordinary course of business since the date of the most recent balance sheet and as heretofore disclosed to the Parent. The Controlling Shareholders have disclosed that the real property utilized by the Target is owned individually by the Controlling Shareholders. The Controlling Shareholders warrant that no other person or entity is entitled to claim a mortgage interest, security interest, or otherwise claim a right to possession of the real property utilized by the Target, except as is disclosed in Exhibit "B," attached hereto. To the knowledge of the Target and Controlling Shareholders, the buildings, machinery, equipment, and other tangible assets that the Target owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). It is specifically noted that the Merger Subsidiary and Parent have inspected the buildings and equipment utilized by the Target. Such buildings, equipment, machinery, and other tangible assets are acceptable, and the Merger Subsidiary and Parent will not be asserting any claim against the Target and Controlling Shareholders for updating, painting, repairing, or modifying the buildings or equipment.

         (h) There are no pending or, to the knowledge of the Target and Controlling Shareholders and the directors and officers of the Target, threatened condemnation proceedings, lawsuits, or administrative actions relating to the real property utilized by either Target. All real property improvements utilized by the Target have received all required approvals of governmental authorities (including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

         (i) FINANCIAL STATEMENTS. Attached hereto as Exhibit "C" are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income for the fiscal years ended July 31, 1993, 1994, and 1995 for the Target; and (ii) unaudited consolidated balance sheets and statements of income through May 31, 1996 for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles in effect in the United States applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods; provided, however, that the most recent financial statements (being all documents identified in this subparagraph for the period ended December 31, 1995) are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         (j) SUBSEQUENT EVENTS. To the knowledge of the Target and Controlling Shareholders, since May 31, 1996, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target taken as a whole.

         Without limiting the generality of the foregoing, since that date:

                 (a) the Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the ordinary course of business;

                 (b) the Target has not entered into any material agreement, contract, lease, or license outside the ordinary course of business;

                 (c) no person or entity has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Target is a party or by which it is bound, outside of the ordinary course of business;

                 (d) the Target has not imposed any security interest upon any of its assets, tangible or intangible, outside of the ordinary course of business;

                 (e) the Target has not made any material capital expenditures outside the ordinary course of business;

                 (f) the Target has not made any material capital investment in, or any material loan to, any other person outside the ordinary course of business;

                 (g) the Target has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations outside of the ordinary course of business;

                 (h) the Target has not granted any license or sublicense of any material rights under or with respect to any "intellectual property." The term "intellectual property" as used herein refers to: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
                 (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium);

                 (i) there has been no material change made or authorized in the articles of incorporation or by-laws of the Target;

                 (j) the Target has not issued, sold, or otherwise disposed of any of its capitalstock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (k) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (l) the Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property. (The provisions of this paragraph do not imply that the Target has not experienced depreciation with respect to certain assets since May 31, 1996, as it has in previous years);

                 (m) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                 (n) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (o) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business. However, the Target has agreed to provide a raise to its Chief Financial Officer, David Wilburn, in the amount of $5,000.00 annually effective August 1, 1996;

                 (p) the Target has not adopted, amended, modified, or terminated any bonus, profit- sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan). However, a profit sharing plan is in existence and such action will be taken to assure that no vesting or interest is lost or diminished; and

                 (q) the Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business. (It is understood that placing emergency response personnel on a salary is within the ordinary course of business).

         (k)  UNDISCLOSED LIABILITIES.   To the knowledge of the Target and
         Controlling Shareholders, the Target has not incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the most recent fiscal month end in the ordinary course of business. Notwithstanding any other provision herein, the Target may have a nominal income tax liability in the total amount of approximately $30,000, plus penalties and interest, for the fiscal years ending July 31, 1992 and/or July 31, 1993. Such contingent debt has arisen by virtue of a tax audit. Accountants' fees have been incurred and are currently owed by the Target in connection with the tax audit. No other material income tax liability not incurred in the ordinary course of business is known to exist.

         (l) LEGAL COMPLIANCE. To the knowledge of the Target and Controlling Shareholders, the Target has materially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target.

         (m)  TAX MATTERS.

                 (a) To the knowledge of the Target and Controlling Shareholders, the Target has filed all income tax returns that it was required to file. All such income tax returns were correct and complete in all material respects. All income taxes owed by the Target (whether or not shown on any income tax return) have been paid, except for a total income tax liability of approximately $30,000.00 owed for the 1992 and/or 1993 tax years of the Target. The Target is not the beneficiary of any extension of time within which to file any Income Tax Return.

                 (b) Except as previously disclosed or stated elsewhere, to the knowledge of the Target and Controlling Shareholders, there is no known material dispute or claim concerning any income tax liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which the Controlling Shareholders and the directors and officers of the Target has knowledge based upon personal contact with any agent of such authority. Provided however, it has been disclosed that there is a dispute concerning income tax liability of the Target for the 1992 and/or 1993 income tax year of approximately $30,000, plus penalties and interest.

                 (c) Attached hereto as Exhibit "D" is a disclosure listing all federal, state, local, and foreign income tax returns filed with respect to the Target for which an audit has been conducted or the Target has been notified that an audit will be conducted. The Target and Controlling Shareholders have delivered to the

                 Merger Subsidiary, or allowed the Merger Subsidiary to inspect, correct and complete copies of all federal and state income tax returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Target for the time periods through and including May 31, 1996. The Target has not waived any statute of limitations in respect to income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency, with the exception of the return for 1992.

                 (d) The Target has not filed a consent under Internal Revenue Code Section 341(f) concerning collapsible corporations. The Target has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Internal Revenue Code Section 280G. The Target has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code
                 Section 897(c)(1)(A)(ii).  The Target is not a party to any
                 tax allocation or sharing agreement.   The Target  (A) has not
                 been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Target) or (B) has no liability for the taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (e) Except with respect to the amount of approximately $30,000 in income tax liability that may exist for the 1992 and/or 1993 income tax year, the unpaid Income Taxes of the Target
                 (A) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for income tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through date of this Agreement in accordance with the past custom and practice of the Target in filing its income tax returns.

         (n)  INTELLECTUAL PROPERTY.

                 (a) To the knowledge of the Controlling Shareholders and officers and directors of the Target, except for issues alleged against the Target in pending patent infringement litigation identified in Exhibit "G", the Target has not interfered with, infringed upon, misappropriated, or violated any material "intellectual property" rights of third parties in any material respect, and neither of the Controlling Shareholders and the directors and officers of the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any "intellectual property" rights of any third party). To the knowledge of the Controlling Shareholders and the directors and officers of the Target, no third party has interfered with, infringed upon, misappropriated, or violated any material "intellectual property" rights of the Target in any material respect.

                 (b) No patent or registration has been issued to the Target with respect to any of its "intellectual property," and no application for a patent has been made for any such "intellectual property," except that a patent was applied for a Pneumatic Excavation System on July 20, 1995. The patent application is being processed by Alan J. Atkinson, 2700 Post Oak Boulevard, Suite 1530, Houston, TX 77056 (telephone
                 713-626- 7800).   No third party has been granted any right,
                 license, or agreement to use any of the "intellectual property" of the Target. The Target possesses all right, title, and interest to all "intellectual property" used by it, without restriction by any contract, court order, or governmental authority.

         (o) CONTRACTS. Attached hereto as Exhibit "E" is a list of all contracts and agreements, excluding emergency response contracts and agreements, to which the Target is a party. Such list may exclude any non-material contract. Such list shall specifically include: all partnership and joint venture agreements; contracts of indemnity; confidentiality agreements; any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; any collective bargaining agreement; any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $1,000.00 or providing material severance benefits; any agreement under which either Target has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business; or any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target.

         (p)  NOTES AND ACCOUNTS RECEIVABLE.   To the knowledge of the
         Controlling Shareholders, with the exception of those obligations listed on Exhibit "I" attached hereto and the Global Spill Response, National Bank, and American Marine accounts, which are considered uncollectible, a relatively small percentage of accounts receivable are marginal or not collectible and the notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts. Target has no reserve for bad debts.

         (q) POWERS OF ATTORNEY. To the knowledge of either of the Controlling Shareholders and the directors and officers of the Target, there are no material outstanding powers of attorney executed on behalf of the Target except that George Gragson, C.P.A., has an active power of attorney to represent the Target in connection with the federal tax matter previously described.

         (r) INSURANCE. Exhibit "F" attached hereto is a list of each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Target is a party, a named insured, or otherwise the beneficiary of coverage. It is also understood that a life insurance policy on Larry Woodcock with the Target and The Calcasieu Marine National Bank of Lake Charles ("Bank") as beneficiaries will remain the property of the Controlling Shareholders and the beneficiary status will be changed as desired by the Controlling Shareholders.

         (s) LITIGATION. Exhibit "G," attached hereto is a list of each instance in which any of the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of any of the Controlling Shareholders and the directors and officers of the Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         (t) EMPLOYEES. To the knowledge of either of the Controlling Shareholders and the directors and officers of the Target, no executive, key employee, or significant group of employees plans to terminate employment with the Target during the next 12 months. The Target is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective
         bargaining dispute within the past three years.   To the knowledge of
         the Controlling Shareholders, the Target has not committed any material unfair labor practice. Neither of the Controlling Shareholders and the directors and officers of the Target has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

         (u) EMPLOYEE BENEFITS. To the knowledge of the Controlling Shareholders, every employee benefit plan (and each related trust, insurance contract, or fund) of the Target complies in form and in operation in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Internal Revenue Code, and other applicable laws.

         (v) GUARANTIES. The Target is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other person or entity.

         (w)  ENVIRONMENT, HEALTH, AND SAFETY.

                 (a) As used herein, the term "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (b) To the knowledge of the Controlling Shareholders, the Target (I) has complied with the Environmental, Health, and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply), (ii) has obtained and been in substantial compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under the Environmental, Health, and Safety Laws, and (iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                 (c) To the knowledge of the Controlling Shareholders, all properties and equipment used in the business of the Target and its respective predecessors and subsidiaries have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2- transdichloroethylene, dioxins, dibenzofurans, and extremely hazardous substances, except for exposure to such substances limited to periods of emergency response activity by the Target.

                                   ARTICLE IV

                                   COVENANTS

         4.1 COVENANTS. The parties agree as follows with respect to the period after execution of this Agreement.

         (a) GENERAL. In case at any time after the execution of this Agreement, any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting party unless such action was specifically required under the terms of this Agreement. The Parent and the Controlling Shareholders acknowledge and agree that from and after the Closing Date the Parent will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target.

         (b) LITIGATION SUPPORT. In the event and for so long as any signatory to this Agreement is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the execution of this Agreement involving the Target, each of the other parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending person or entity.

         (c) TRANSITION. Neither the Target nor the Controlling Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the date of this Agreement as it maintained with the Target prior to execution.

         (d) CONFIDENTIALITY. As used herein, the term "confidential information" means any information concerning the businesses and affairs of the Target, the Parent, and the Merger Subsidiary that is not already generally available to the public. Each of the Controlling Shareholders will treat and hold as such all of the confidential information, refrain from using any of the confidential information except in connection with this Agreement, and deliver promptly to the Parent or destroy, at the request and option of the Parent, all tangible embodiments (and all copies) of the confidential information which are in his or its possession. In the event that any of the Controlling Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, that Controlling Shareholders will notify the Parent promptly of the request or requirement so that the Parent may seek an appropriate protective order or waive compliance with the provisions of this section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Controlling Shareholders is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, that Controlling Shareholders may disclose the confidential information to the tribunal; provided, however, that the disclosing Controlling Shareholders shall use his or its reasonable best efforts to obtain, at the reasonable request of the Parent, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Parent shall designate.

                                   ARTICLE V

                                INDEMNIFICATION

         5.1 SPECIFIC INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE PARENT. Controlling Shareholders shall indemnify and hold harmless the Parent and Merger Subsidiary for any debts and obligations known to the Target or the Controlling Shareholders, or which should be known by the Target or the Controlling Shareholders through the use of reasonable accounting procedures, and which were not disclosed prior to Closing. The Controlling Shareholders agreement to indemnify Parent for contingent liabilities shall be limited to contingent liabilities actually known by the Controlling Shareholders and not disclosed.

         5.2 GENERAL INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE PARENT. In the event any of the Controlling Shareholders has misrepresented any matter contained herein, in accordance with the applicable state law definition of misrepresentation, then each of the Controlling Shareholders agrees to indemnify the Parent, its successors, the Target, and the Merger Subsidiary from and against the entirety of any monetary loss resulting from such misrepresentation or misrepresentations. However, Controlling Shareholders shall not have any obligation to indemnify the Parent from and against any monetary loss arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Controlling Shareholders contained herein until such breach, or an aggregate of breaches, exceeds the sum of Twenty-Five
Thousand Dollars ($25,000.00).   Notwithstanding any other provision contained
herein, Controlling Shareholders shall have no liability for any debts or obligations of Target which are disclosed herein or in an exhibit attached hereto. Exhibit "H," attached hereto is a list of all debts and obligations (absolute, contingent, or otherwise) of the Target which, to the knowledge of either of the Controlling Shareholders, now exists or may exist in the future as a result of any act or omission occurring at any time prior to the execution of this Agreement. Exhibit "H," need not contain a list of litigation, as such disclosure has otherwise occurred.

     5.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE CONTROLLING SHAREHOLDERS.
     (a) In the event the Parent breaches any of its representations contained herein, in accordance with the applicable state law definition of misrepresentation, then the Parent agrees to indemnify the Controlling Shareholders from and against any monetary loss the Controlling Shareholders, or either of them, may suffer as a result of such misrepresentation or misrepresentations.

     (b) The Parent shall indemnify the Controlling Shareholders from any monetary loss that the Controlling Shareholders, or either of them, may suffer as a result of any claim arising from their participation as an employee, agent, officer, or director of the Target for acts or omissions occurring prior to the execution of this Agreement. Provided however, the Parent shall have no obligation to indemnify the Controlling Shareholders, or either of them, for any monetary loss suffered as a result of a claim or threatened claim known to the Controlling Shareholders, or either of them, at the date of execution of this Agreement but which was not disclosed on, or in an exhibit to, this Agreement.

     5.4 MATTERS CONCERNING INDEMNITY. In the event that either party becomes aware of any claim or threatened claim being made against such party for which any other party could ultimately be held liable, either directly or by virtue of the indemnity requirements of this Agreement, the party becoming aware of such claim or threatened claim shall immediately cause written notice of the claim or threatened claim to be given to all other parties. Any party which could ultimately be held liable, by virtue of the indemnity provisions of this Agreement, shall have the right to participate in the legal defense of the party against whom a claim or threatened claim has been made. No claim for indemnity shall be made which results from a settlement or consent judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for misrepresentation, breach of contract, or any other cause of action which may exist.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     6.1 AMENDMENT. This Agreement may be amended by the mutual consent of all the parties.

     6.2 WAIVER. At any time prior to the Effective Time, the parties hereto may, in their respective sole





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
discretion and to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party.

                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         7.2 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

         7.3 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Parent and the Controlling Shareholder.

         7.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         7.5 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.6 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Controlling Shareholders:           Larry Woodcock and Marilyn
Woodcock, 650 Esplanade, Lake Charles, LA 70607 or such other address at the Parent is hereafter directed in writing.

If to the Parent:         Charles E. Chunn, Jr., 1401 South Waldron Road, Suite
201, Fort Smith, AR 72903 or such other address as the Controlling Shareholders are hereafter directed in writing.

If to the Target:         1890 Swisco Road, Sulphur, LA 70663.

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
If necessary, Controlling Shareholders may provide up to two addresses where notices must be delivered.

         7.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         7.8 EXPENSES. Each of the Parties and the Target will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Controlling Shareholders agree that the Target has not borne and will not bear any of the Controlling Shareholders costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         7.9 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         7.10 INCORPORATION OF EXHIBITS. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

         7.11 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana, without regard to any applicable principles of conflicts of law.

         7.12 KNOWLEDGE. Any statement herein made "to the knowledge" of a party hereto, or similar language, shall mean the actual knowledge of the persons to which such statement relates, without any requirement of independent verification or inquiry. Any reference to company' knowledge shall mean the knowledge of the executive officers of the company.

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization on the date first above written.


                                     EXSORBET INDUSTRIES, INC.,
                                     an Idaho corporation
                                     "Parent"

                                     By:    /s/
                                         --------------------------------------
                                            Officer

                                     LARCO ACQUISITION, INC.,
                                     an Arkansas corporation
                                     "Merger Subsidiary"


                                     By:    /s/
                                         --------------------------------------
                                            Officer

                                     LARCO ENVIRONMENTAL SERVICES, INC.,
                                     a Louisiana corporation
                                     "Target"

                                     By:    /s/
                                         --------------------------------------
                                            Officer

                                     CONTROLLING SHAREHOLDERS:

                                            /s/ Larry Woodcock
                                     ------------------------------------------
                                     Larry Woodcock


                                            /s/ Marilyn Woodcock
                                     ------------------------------------------
                                     Marilyn Woodcock





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